Exhibit 10.2.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective March 1, 2009, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), and AUBREY K. McCLENDON, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into that certain Second Amended and Restated Employment Agreement dated effective December 31, 2008 (the “Prior Agreement”).

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to modify the Executive’s employment arrangement to confirm the parties’ course of dealing regarding EP Information (as hereafter defined) and the use of the EP Systems (as hereafter defined).

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety to incorporate the foregoing and other changes to the employment arrangement between the Company and the Executive.

NOW THERFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose similar such fiduciary obligations on the Executive or the Company in the performance of this Agreement.

2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

2.1

Specific Duties. During the term of this Agreement the Executive: (a) will serve as Chairman of the Board and Chief Executive Officer for the Company; (b) will be nominated for election or appointed to serve as a director of the Company; (c) will be appointed as an officer of one (1) or more of the Company’s subsidiaries; and (d) may be nominated for election or appointed to serve as a director of one (1) or more of the Company’s subsidiaries. The Executive agrees to use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the Board of Directors of the Company in accordance with this Agreement.

2.2	Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the Board of Directors of the Company. However, except for termination for Cause (as hereinafter defined under paragraph 6.1.2 of this Agreement), the failure of the Executive to be elected, be reelected or serve as a director of the Company during the term of this Agreement, the removal of the Executive as a member of the board of directors of the Company, the withdrawal of the designation of the Executive as Chairman of the Board and Chief Executive Officer of the Company or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive will constitute termination without Cause by the Company.

2.3	Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to employees and the Executive including an Employment Policies Manual. The Executive agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities. Any activity by the Executive that is expressly permitted by this Agreement will not violate such policies and procedures.

2.4

Stock Investment. The Executive agrees to hold shares of the Company’s common stock having an aggregate Investment Value (as hereafter defined) greater than the designated percentage of the compensation paid to the Executive under paragraphs 4.1 and 4.2 of this Agreement during such calendar year. The designated percentage will be two hundred percent (200%) for calendar year 2009 and five hundred percent (500%) for the remaining term of this Agreement. Any shares of common stock acquired by the Executive prior to the date of this Agreement and still owned by the Executive during the term of this Agreement may be used to satisfy the requirement to own common stock including, without implied limitation, shares of common stock held by Chesapeake Investments, an Oklahoma Limited Partnership or owned beneficially through the Executive’s retirement plans. For purposes of this paragraph, the “Investment Value” of each share of stock will be as follows: (a) for shares purchased in the open market, the price paid by the Executive for such shares; (b) for shares acquired through the exercise of stock options, the grant of restricted stock or the conversion of other securities other than through open market purchases, the fair market value of the common stock on the date the option is exercised, the restricted stock vests, or the stock is acquired through the conversion of another security or the date such stock is otherwise acquired; and (c) for each share acquired prior to the date of this Agreement, the amount equal to the greater of (i) the amount determined under clause (a) or (b) as applicable, or (ii) the closing price for the Company’s stock on the New York Stock Exchange (the “NYSE”) on the date of this Agreement adjusted for subsequent stock splits. This paragraph will automatically become null and void without notice or action by either party if the Company’s common stock ceases to be listed on the NYSE, the National Association of Securities Dealers Automated Quotation System or other national exchange. The Company has no obligation to sell to or to purchase from the Executive any of the Company’s stock in connection with this paragraph 2.4 and has made no representations or warranties regarding the Company’s stock, operations or financial condition.

3. Other Activities. Except for the activities (the “Permitted Activities”) permitted under this paragraph or approved by the Board of Directors, the Executive will not: (a) engage in activities which require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this paragraph 3. Notwithstanding the foregoing, the Executive will be permitted to participate in the following activities and such activities will be deemed to be approved by the Company, if such activities are undertaken in strict compliance with this Agreement.

3.1	Surface Interests and Gifts. The foregoing restriction in clause (c) will not prohibit the ownership of (a) the interests in oil and gas where the Executive acquires, owns or previously owned the surface of the land covered in whole or in part by such interest in oil and gas and the ownership, operation, development or use of the interest in oil and gas is incidental to the ownership of the surface estate or (b) interests in oil and gas received by gift or inheritance. For purposes of this paragraph 3.1: (y) interests in oil and gas means any interest in oil and gas including, without implied limitation, any mineral interest, royalty interest, overriding royalty interest, working interest, net profits interest, production payment or similar interest in the production of oil and gas; and (z) the interests in oil and gas permitted to be owned under this paragraph 3.1 are not required to be acquired simultaneously with the acquisition of the surface estate, but may be acquired at any time the Executive owns any interest in the surface estate.

3.2	Existing Interests. The Executive has in the past conducted oil and gas activities individually, through Chesapeake Investments, an Oklahoma Limited Partnership, and through other entities owned or controlled by the Executive (collectively, the “Executive Affiliates”). The Executive will be permitted to continue to conduct oil and gas activities (including participation in new wells) directly or through the Executive Affiliates, but only to the extent such activities are conducted with respect to oil and gas leases or interests in oil and gas which the Executive or Executive Affiliates (a) owned or had the right to acquire as of the date of this Agreement, (b) acquired or held in accordance with paragraph 3.1 of this Agreement or (c) acquired from the Company under the FWP Program (as hereinafter defined), prior employment agreements or any other written agreement between the Executive, the Company or the Company’s affiliated entities (collectively, the “Prior Interests”). To the extent Prior Interests or activities covered by this paragraph 3.2 are operated by the Company, the Executive agrees to pay any costs or expenses with respect to the Prior Interests in accordance with the terms of the Founder Well Participation Program (the “FWP Program”).

3.3	FWP Program. The Executive or the designated Founder Affiliate will be permitted to participate in the FWP Program in accordance with its terms. The parties hereto agree the FWP Program cannot be modified or amended without the prior written consent of the Board of Directors and the Executive.

3.4	Non Active Investments. The foregoing restriction in clause (c) of this paragraph 3 will not prohibit the following activities by the Executive or the Executive’s affiliates: (a) an investment in the securities of a publicly listed company; (b) investment or trading in commodities, currencies, financial instruments or other derivatives (including, without implied limitation, short positions, long positions or positions in options) whether on an exchange, by private contract or in the over the counter market; (c) an investment in non public entities which own de minimis passive interests in E&P Activities (as hereafter defined) which are incidental to such entity’s primary non E&P business activity; and (d) an investment in an investment fund, hedge fund, limited partnership or other passive investment entity (i) which does not actively engage in E&P Activities; and (ii) for which the Executive does not directly or indirectly provide input, advice or management to such entity, the sponsor of such entity or any portfolio company of such entity. For purposes of this Agreement the term E&P Activities means the specific activities listed in sub clauses (i) or (ii) of clause (c) of paragraph 3 of this Agreement.

3.5

Information Systems. Consistent with the parties’ course of dealing, intent and understanding, all records, communications, documents and other information (the “EP Information”) relating to the Executive’s Personal

Business including, without limitation, physical documents, electronic documents, electronic mail, electronic records, text messages and attachments of or to any of the foregoing (regardless of when created or by whom) are the exclusive property of the Executive and the Company waives any ownership of such EP Information. The Executive and the Company agree that the Executive maintains all rights to control access to the EP information and distribution of such EP Information inside or outside the Company. The Executive’s Personal Business means the Executive’s and the Executive’s personal family members’ personal affairs, legal advice, accounting, taxes, investments, and personal business activities outside of the Company (which with respect to the Executive do not violate the terms of this Agreement). The Company confirms and grants to the Executive through the date specified in paragraph 6.6 of this Agreement a nonexclusive license to use the Company’s properties, plant and equipment, office facilities, handheld electronic devices, phone systems, computer systems, computer servers and email systems (together, the “EP Systems”) for Executive Personal Business including the use of the foregoing to send, receive, store, delete and control the distribution of the EP Information. The Parties may from time to time develop mutually agreeable processes and procedures to identify, maintain and protect the confidentiality of the EP Information.

4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1	Base Salary. A base salary (the “Base Salary”), at an annual rate of not less than Nine Hundred Seventy-Five Thousand Dollars ($975,000.00), will be paid to the Executive in equal bi-weekly installments, beginning January 1, 2009, and continuing during the term of this Agreement. The Executive agrees that the Base Salary will not exceed Nine Hundred Seventy-Five Thousand Dollars ($975,000.00) prior to the Executive Termination Date (as hereafter defined).

4.2	Bonus. In addition to the Base Salary described in paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Except as expressly provided in this Agreement, any bonus compensation will be awarded in the absolute discretion of the Company in such amounts and at such times as the Compensation Committee of the Board of Directors of the Company may determine. The cash bonuses to be paid by the Company under this paragraph for any calendar year during the term of this Agreement and prior to the Executive Termination Date will not exceed the Executive’s cash bonus compensation for calendar year 2008, grants which approximate One Million Nine Hundred Fifty Thousand Dollars ($1,950,000.00).

4.3	Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of stock options, restricted stock or other equity related awards from the Company’s various equity compensation plans, subject to the terms and conditions thereof.

4.4	Benefits. The Company agrees to extend to the Executive retirement benefits, deferred compensation, reimbursement of reasonable expenditures for dues, travel and entertainment and any other benefits the Company provides to other executives or officers from time to time on the same terms as such benefits are provided to such individuals. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Company may condition any such benefits on the Executive paying any amounts which the Company requires other employees to pay with respect to such benefits.

4.5	Vacation. The Executive will be entitled to take up to five (5) weeks of paid vacation each calendar year during the term of this Agreement. Except as provided in the Company’s general employment policies or as otherwise provided in this Agreement, no additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.

4.6	Travel. For safety, security and efficiency the Executive will utilize aircraft owned, leased or chartered by the Company for business and personal use and will not be required to reimburse the Company for any cost related to such use. The Executive will: (a) not owe any additional amounts to the Company under this paragraph for guests or family members traveling with the Executive; and (b) pay all personal income taxes accruing as a result of the personal use of the Company’s aircraft by the Executive and the Executive’s immediate family members under this paragraph.

4.7

Accounting Support. The Executive will be permitted to utilize the EP Systems and the Company’s personnel to provide accounting services, management services, records maintenance, tax advice, tax return preparation and other business services for the Executive’s (and the Executive’s immediate family members’) personal businesses, investments and activities. Beginning January 1, 2009, the Executive agrees to pay to the Company as a partial reimbursement an amount equal to: (a) direct cash compensation for each Company employee primarily designated to provide services under this paragraph (consisting of cash salaries, cash bonuses, and the employer’s portion of payroll taxes) multiplied by the percentage of the time such employee spends providing such services plus (b) as indirect costs the amount for each employee under the foregoing clause (a) multiplied by a percentage determined by the compensation committee of the Board of Directors and approved by the Executive. Such amounts related to the provision of secretarial or general administrative support for the Executive will not be required to be reimbursed in whole or part under this paragraph.

4.8

2008 Incentive Award. The Company hereby grants to the Executive, effective as of the date of this Agreement, an incentive award in the amount of Seventy-five Million Dollars ($75,000,000.00) to be used, applied and recouped in accordance with the terms of this paragraph (the “Incentive Award”). The amount of the Incentive Award, less any applicable federal and state tax withholding amounts, will be granted to the Executive as a deposit for credit against joint interest billings issued by the Company with respect to the Executive’s interest in wells acquired through participation in the FWP Program, well participation provisions similar to the FWP Program under prior employment agreements between the Company and the Executive and the Prior Interests (the “IA JIB Credit”). The Executive may assign the IA JIB Credit to any Founder Affiliate (as defined in the FWP Program) subject to any conditions herein, may designate the application of the IA JIB Credit to all or part of any unpaid joint interest billing issued by the Company to the Executive or a Founder Affiliate and may not use the IA JIB Credit for any other purpose prior to December 31, 2014. Any unused portion of the IA JIB Credit existing on December 31, 2014, will be disbursed to the Executive on written request by the Executive. If, prior to the Executive Termination Date (as hereafter defined), the Executive is terminated by the Company for Cause in accordance with paragraph 6.1.2 of this Agreement or the Executive terminates this Agreement in violation of paragraph 6.2 of this Agreement, the IA JIB Credit will be recouped from the Executive by the Company as follows: (a) any of the IA JIB Credit that has not been applied to a joint interest billing as of the effective date of the foregoing termination will be automatically forfeited and no consideration will be paid or earned by the Executive as a result of such forfeiture; (b) the Executive will within one hundred eighty (180) days after the effective date of the foregoing termination pay to the Company in immediately available funds an amount equal to the lesser of the following (1) the aggregate amount of any IA JIB Credit applied to joint interest billings issued by the Company plus any federal or state taxes withheld by the Company for the benefit of the Executive from the Incentive Award or (2) the original Seventy-five Million Dollar ($75,000,000.00) amount of the Incentive Award multiplied by a percentage equal to (i) the number of full calendar months remaining between the effective date of the foregoing termination and the Executive Termination Date, divided by (ii) sixty (60). The foregoing right of recoupment will only apply to a termination of this Agreement under paragraph 6.1.2 or a termination in violation of paragraph 6.2, each as expressly provided in the foregoing sentence, and will not apply to any other termination of this Agreement including, without implied limitation, an Executive FC Termination (as hereafter defined) under paragraph 6.2 of this Agreement or any termination under paragraphs 6.3, 6.4 or 6.5.

4.9	Compensation Review. The compensation of the Executive will be reviewed not less frequently than semi-annually by the Compensation Committee of the Board of Directors of the Company. The compensation of the Executive prescribed in paragraph 4 of this Agreement (including benefits) may: (a) be increased at the discretion of the Compensation Committee of the Board of Directors of the Company except as expressly limited in paragraphs 4.1 and 4.2 of this Agreement and (b) not be reduced without the prior written consent of the Executive except as expressly provided herein. The limitations under paragraph 4.1 and 4.2 are not intended to impact the compensation under the remaining paragraphs of this paragraph 4. Notwithstanding the foregoing, the Board of Directors may reduce the amounts or awards under paragraph 4.2 or 4.3 of this Agreement on a reasonable basis provided such decrease is applicable to all executives of the Company and does not result in a proportionately greater reduction in the amounts or awards to Executive under such paragraphs as compared to any other executive of the Company or any of the Company’s subsidiaries.

5. Term. In the absence of termination as set forth in paragraph 6 below, this Agreement will extend for a term commencing on the effective date of this Agreement and ending on December 31, 2013, as extended from time to time (the “Expiration Date”). Unless the Company provides at least thirty (30) days prior written notice of non-extension to the Executive, on each December 31 during the term of this Agreement, the term and the Expiration Date will be automatically extended for one (1) additional year so that the remaining term on this Agreement will be not less than four (4) and not more than five (5) years.

6. Termination. This Agreement will continue in effect until the expiration of the term set forth in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:

6.1.1

Termination without Cause. The Company may terminate this Agreement without Cause at any time by giving written notice of termination to the Executive specifying an effective date of such termination not sooner than ninety (90) business days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause (other than a CC Termination under paragraph 6.3 of this Agreement), the Executive will be entitled to the following: (a) payment of Base Compensation (as hereafter defined) in accordance with the Company’s policies during the remaining term of this Agreement, but in any event through the then current Expiration Date; (b) continuation of the benefits provided by operation of paragraphs 4.4, 4.6, 4.7 and 4.8 of this Agreement (excepting participation in any retirement or deferred compensation plan maintained by the Company if such participation is prohibited by law) at the levels and on the terms provided on the date of termination hereunder during the remaining term of this Agreement, but in any event through the then current Expiration Date; and (c) a lump sum cash payment for any accrued but unused vacation through the Termination Date in accordance with the Company’s Employment Policies Manual. For purposes of this Agreement the term “Base Compensation” means the Executive’s current Base Salary under paragraph 4.1 on the Termination Date plus the bonus compensation received by the Executive during the twelve (12) month period preceding the Termination Date. Termination compensation under subsection (a) of this paragraph 6.1.1 will not be paid in a lump sum, but will be paid in equal installments during the remaining term of this Agreement in accordance with the Company’s payroll schedule applicable to employees as of the date of this Agreement (but in any event through the then current Expiration Date). Any benefits under clause (b) will be subject to any conditions or obligations in existence on the Termination Date.

6.1.2

Termination for Cause. The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” means: (a) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Company Entities (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties; or (b) the willful engaging by the Executive in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision, an act or failure to act, on the part of the Executive, will not be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event this Agreement is terminated for Cause, subject to paragraph 6.6 of this

Agreement, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for Cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the independent and disinterested members of the Board of Directors of the Company and delivered to the Executive. Thereafter, the Executive will have the right for a period of thirty (30) days to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors in person within the following thirty (30) days, at which meeting the Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing, any termination of this Agreement will be deemed to have occurred without Cause.

6.2	Termination by Executive. The Executive: (a) except as provided herein, may not voluntarily terminate this Agreement prior to December 31, 2013 (the “Executive Termination Date”); (b) may terminate this Agreement after the Executive Termination Date by giving written notice of such termination to the Company at least one hundred eighty (180) days prior to the effective date of such termination; (c) in addition to any other remedy hereunder, may terminate this Agreement at any time (including prior to the Executive Termination Date) if the Company defaults with respect to a material provision of this Agreement, by giving written notice of such termination to the Company specifying the default by the Company and an effective date of such termination if the default is not cured at least forty-five (45) days after the date of such notice (an “Executive FC Termination”). After the delivery of a notice of termination in accordance with this paragraph the Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event this Agreement is terminated by the Executive in accordance with this paragraph the obligations of the parties will be controlled by paragraph 6.6 of this Agreement.

6.3

Termination After Change in Control. If during the term of this Agreement there is a “Change of Control” and within three (3) years thereafter there is a CC Termination (as hereafter defined), then the Executive will be entitled to severance compensation (in addition to any other rights and other amounts payable to the Executive under this Agreement or otherwise through the date of the CC Termination) in an amount equal to three (3) times the Executive’s Base Compensation. Unless the Executive elects otherwise as hereinafter provided, the severance compensation under this paragraph 6.3 will not be paid in a lump sum but will be paid in equal installments over the remaining term of this Agreement (but in any event through the then current Expiration Date) in accordance with the Company’s the payroll schedule applicable to employees as of the date of this Agreement. The Executive may elect in the notice under paragraph 6.3.2 of this Agreement to receive the foregoing severance compensation in a lump sum in lieu of the payout, such lump sum to be paid by the Company within ten (10) days after the CC Termination. If any amount under this paragraph is not paid when due, the unpaid amount will bear interest at the per annum rate of twelve percent (12%).

6.3.1	Change of Control. For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this paragraph 6.3.1.

(b) The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding

Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

6.3.2	CC Termination. The term “CC Termination” means any of the following which occur and for which the Executive notifies the Company that the Executive deems such action a CC Termination under this paragraph: (a) this Agreement expires in accordance with its terms; (b) this Agreement is not extended under paragraph 5 of this Agreement and the Executive resigns within one (1) year after such non-extension; (c) a required relocation more than 25 miles from the Executive’s then current place of employment; (c) a default by the Company under this Agreement; (d) the failure by the Company after a Change of Control to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company; or (e) after a Change of Control has occurred, the Executive agrees to remain employed by the Company for a period of three (3) months to assist in the transition and thereafter resigns.

6.4	Incapacity of Executive. If the Executive suffers from a physical or mental condition, which in the reasonable judgment of the Company’s Board of Directors, prevents the Executive in whole or in part from performing the duties specified herein for a period of four (4) consecutive months, the Executive may be terminated. Although the termination will be deemed as a termination with Cause, the Executive will be entitled to the compensation provided for in paragraph 6.1.1 of this Agreement with Base Compensation to be reduced by any benefits payable under any disability plans provided to the Executive at the Company’s expense.

6.5	Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive’s estate except the Company will be obligated to continue for twelve (12) months after the effective date of such termination to: (a) pay the Base Salary payments under paragraph 4.1 of this Agreement; and (b) provide Accounting Support benefits under paragraph 4.7 of this Agreement.

6.6

Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company, provided that the Executive will continue to comply with the provisions of paragraphs 7 and 8 of this Agreement as long as they are applicable. Except as otherwise provided in this paragraph 6, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. In the event that payments are required to be made by the Company under this paragraph 6, the Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of the Executive’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of the Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company and the EP Information will remain the property of the Executive. The Executive will have the right to retain and remove all EP Information, personal property and effects that are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than sixty (60) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly termination of the Executive’s employment. If prior to the Executive Termination Date there occurs a termination by the Company under paragraph 6.1.2 of this Agreement or a termination by the Executive in violation of paragraph 6.2 of this Agreement, the Company will be entitled to recoupment of the Incentive Award from the

Executive as provided in paragraph 4.8 of this Agreement. In the event of termination under any other provision of this Agreement (including, without implied limitation, an Executive FC Termination under paragraph 6.2 of this Agreement or any termination under paragraphs 6.3, 6.4 or 6.5), the Company will not have a right of recoupment under paragraph 4.8 or otherwise for all or part of the Incentive Award and the Executive, and any assigns of the Executive, will be entitled to retain, exercise and utilize all of the benefits of the Incentive Award including, without implied limitation, to utilize or obtain a refund of the IA JIB Credit in accordance with paragraph 4.8. In addition to the foregoing, the Executive will be entitled to continue to participate in the FWP Program to the extent allowed by the terms of the FWP Program.

6.7	Equity Compensation and Non-Qualified Deferred Compensation Plan Provisions. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation or non-qualified deferred compensation benefits, in the event of a termination under paragraph 6.1.1, 6.2 (but only if the Executive is at least 55 years of age on the date of termination under paragraph 6.2), 6.4 or 6.5 of this Agreement: (a) all units, stock options, incentive stock options, supplemental matching contributions, performance shares, stock appreciation rights and restricted stock held by Executive immediately prior to such termination will immediately become 100% vested; and (b) the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Executive’s termination of employment. To the extent Company is unable to provide for one or both of the foregoing rights the Company will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, supplemental matching contributions, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of Executive’s termination of employment and the total value of the Equity Compensation without the foregoing rights as of the date of the Executive’s termination of employment. The foregoing amounts will be determined by the Board of Directors in good faith after consultation with the Executive based on a valuation performed by an independent consultant selected by the Board of Directors.

7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of one (1) year. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company Entities.

8. Non-competition. During the Executive’s employment hereunder and for the period ending six months after the later of (i) the Executive’s termination in accordance with this Agreement or (ii) the date amounts owing to the Executive in accordance with paragraph 6 of this Agreement cease to be due in accordance with the terms of this Agreement, the Executive will not: (a) acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, minerals interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil an gas interest on the date of the resignation or termination of the Executive; (b) solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company’s affiliates for the Executive’s own account or for the benefit of another party; and (c) circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party. The foregoing will not prohibit the activities which are expressly permitted by paragraph 3 of this Agreement.

9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or the Company Entities.

10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations pursuant to this paragraph 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Except for damages arising out of a breach of paragraphs 6, 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) that exceed 300% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma. The Company will pay the costs and expenses of the arbitration including, without implied limitation, the fees for the arbitrators. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

11. Miscellaneous. The parties further agree as follows:

11.1	Time. Time is of the essence of each provision of this Agreement.

11.2

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attn: Martha A. Burger

To the Executive:	Mr. Aubrey K. McClendon
6902 Avondale Drive
Oklahoma City, Oklahoma 73116

11.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

11.4	Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

11.5	Entire Agreement. Except as provided in paragraph 2.3 of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

11.6	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

11.7

Attorneys’ Fees. If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the Company will be responsible for paying the Company’s legal fees and expenses and the Company will be required to reimburse the Executive for reasonable expenses and legal fees incurred by the Executive in connection with the resolution of such action or proceeding, including any costs of appeal.

11.8	Supercession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior employment agreements (including the Prior Agreement). On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.

11.9	Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code and will be construed in accordance with such intent. To the extent that any benefit to be paid or granted under this Agreement is subject to Section 409A of the Code, such benefit will be paid or granted in a manner that will comply with Section 409A of the Code (including any Section 409A guidance reasonably acceptable to both parties). Any provision of this Agreement that would cause a benefit to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 1st day of March, 2009, effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:	/s/ Martha A. Burger
Martha A. Burger, Senior Vice President, Human and Corporate Resources

(the “Company”)

/s/ Aubrey K. McClendon
Aubrey K. McClendon, individually

(the “Executive”)